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                                                                 Exhibit (d) (3)
                                AMENDMENT NO. 1
                                      to
                              ADVISORY AGREEMENT



          AMENDMENT NO. 1 dated as of April 27, 2001 to the Advisory Agreement dated as of July 24, 1998 (together with Addendum No. 1 thereto, the "Advisory Agreement") between M.S.D.&T. Funds, Inc. (the "Company") and Mercantile-Safe Deposit & Trust Company (the "Adviser").

          WHEREAS, pursuant to the Advisory Agreement, the Company has appointed the Adviser to act as investment adviser to each of its investment portfolios, including the International Equity Fund (the "Fund"); and

          WHEREAS, the Company and the Adviser desire to make certain revisions to the Advisory Agreement pertaining solely to the International Equity Fund;

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. In the event that the Adviser, as permitted by Section 3 of the Advisory Agreement, employs or contracts with more than one sub-adviser to assist it in the performance of the Advisory Agreement with respect to the Fund, the Adviser shall be responsible for assigning to each sub-adviser that portion of the assets of the Fund for which the sub-adviser is to act as sub-adviser.

          2. Section 4 of the Advisory Agreement is amended to provide that in consideration of the advisory services rendered pursuant to the Advisory Agreement, the International Equity Fund shall pay the Adviser a fee on the first business day of each month at the annual rate of 1.22% of the first $1 billion of the Fund's average daily net assets during the preceding month plus 1.10% of the Fund's average daily net assets in excess of $1 billion during the preceding month.

          3. Except to the extent amended hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified, confirmed and approved in all respects as amended hereby.
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          IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date and year first above written.



                                    M.S.D. & T. FUNDS, INC.



                                    By: /s/ Leslie B. Disharoon
                                        -----------------------
                                        Leslie B. Disharoon
                                        President



                                    MERCANTILE-SAFE DEPOSIT & TRUST

                                      COMPANY



                                    By: /s/ Kevin J. Dachille
                                        ---------------------

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